Exhibit 99.2

FOR IMMEDIATE RELEASE:

      RS GROUP OF COMPANIES, INC. ANNOUNCES STRATEGIC BUSINESS RELATIONSHIP WITH VALUE GUARANTEED VACATIONS, INC. TO OFFER TIMESHARE VALUE INSURANCE

TORONTO, ONTARIO, CANADA - (MAY 3, 2004) RS GROUP OF COMPANIES, INC. (OTCBB:
RSGC), a provider of pass-through risk specialty insurance and reinsurance products, announced today that it has signed an exclusive strategic business relationship with Value Guaranteed Vacations Inc. ("VGV"), a privately-held provider of innovative Timeshare value insurance.

Under the terms of the ten year exclusive agreement, RS Group of Companies will provide VGV all insurance intermediary services and arrange all underwriting support for VGV's products

VGV (http://www.vgvinc.com) has launched the first-of-its-kind insurance product (the "Value Guaranteed Vacations Insurance Product") which offers Timeshare owners protection against devaluation and depreciation of their Timeshare ownership interests. This program provides a guarantee that 10 years after the date of purchasing a Timeshare interest, the Timeshare owner can elect to receive a full return of the acquisition cost of the Timeshare as well as a return of the entire VGV insurance premium paid.

In addition to the guarantee, members of the VGV affinity program will be offered a low interest, no fee credit card, along with valuable add-ons that include discounts on many travel related products. VGV is an affiliated company of RS Group of Companies.

Worldwide timeshare ownership is a growing industry resulting in more than $9 Billion of revenues annually. Approximately 40% of new timeshare development worldwide is in the United States.

Commenting on the announcement, John Hamilton, CEO of RS Group of Companies, stated, "We believe the VGV timeshare insurance program will revolutionize the sale and resale of timeshare interests worldwide. We have been collaborating with VGV since October 2003 to develop this product. This marks RS Group of Companies' second major product launch in the last six months and, based upon initial feedback from the largest timeshare developers in North America, we have very high expectations for the program to be a very lucrative venture for RS Group of Companies."

Mr. Hamilton continued, "As a result of RS Group of Companies strategic placement in the insurance and securitization markets, we have organized RS Group of Companies as a vertical integration of underwriting, distribution, affinity program management, financial services, credit collection, credit data compilation and legal service support. We have several other innovative programs and offerings within insurance and finance which we expect to launch in the coming months."

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MAY 3, 2004
RS GROUP OF COMPANIES, INC.
PAGE 2 OF 2


Both VGV and RS Group of Companies' executives will be attending the American Resort Development Association's (ARDA) upcoming annual convention in Las Vegas from May 2-6, 2004. Both VGV and RS Group of Companies have scheduled meetings with industry leading developers to discuss the impact and opportunity that this new product will have on their business. The ARDA CONVENTION & EXPOSITION is the industry's premier event, charting new directions and providing the map for thousands of resort development professionals. This venue provides the perfect opportunity for both VGV and RS Group of Companies to launch and showcase this new product to the industry's leading developers.


ABOUT RS GROUP OF COMPANIES, INC.

RS Group of Companies, Inc. (http://www.rentshieldcorp.com) has developed and is implementing a strategy to design, structure and sell a broad series of pass-through risk specialty insurance and reinsurance platforms throughout North America. In November 2003, through its wholly owned subsidiaries, the Company introduced its core pass-through risk solution, RentShield(TM) (http://www.rentshieldexpress.com), a residential rental guarantee program being offered to North America's $300 billion residential real estate rental market. The product will be marketed to a majority of landlords in North America, essentially taking the financial risk out of property management. It is estimated that there are over 38 million rental units in the United States and Canada. Rental Guarantee was first developed in Finland to provide surety to residential property developers and is being used as an extremely effective marketing tool in the United Kingdom for the buy-to-let market. It protects investments in the rental units by receiving a guaranteed income on a certain timeline. Rental guarantee will provide total peace of mind to landlords and tenants alike. The Company also maintains an exclusive agreement to support Value Guaranteed Vacations Inc. (http://www.vgvinc.com), which has launched the first-of-its-kind insurance product that offers Timeshare owners protection against devaluation and depreciation of their Timeshare interests.

FORWARD-LOOKING STATEMENT

Statements included in this press release which are not historical in nature, are intended to be, and are hereby identified as "Forward Looking Statements" for purposes of safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward Looking Statements may be identified by words including "anticipate", "await", envision", "foresee", "aim at", "believe", "intends", estimates" including without limitation, those relating to the Company's future business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the Forward Looking Statements. Readers are directed to the Company's filings with the U.S. Securities and Exchange Commission for additional information and a presentation of the risks and uncertainties that may affect the Company's business and results of operations.


COMPANY CONTACT:                            INVESTOR CONTACT:

PATTI COOKE                                 ROBERT B. PRAG, PRESIDENT
RS GROUP OF COMPANIES, INC.                 THE DEL MAR CONSULTING GROUP, INC.
416-391-4223 EXT 4084                       (858) 794-9500
INFO@RENTSHIELDCORP.COM                     BPRAG@DELMARCONSULTING.COM

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